EXHIBIT 10.10

SETTLEMENT AGREEMENT

This Settlement Agreement is made and entered into this sixth day of August, 2008, at Los Angeles, California, by and between Korea Export Insurance Corporation, a Korean corporation established by the Government of Korea (KEIC), and Center Bank, formerly known as California Center Bank, a California banking corporation (Center Bank), which is a wholly-owned subsidiary of Center Financial Corporation (“CFC”). KEIC and Center Bank agree as follows:

I. RECITALS

A. KEIC is an export credit agency of the Government of Korea, with its headquarters in Seoul, Korea. Center Bank is a California banking corporation, with its headquarters in Los Angeles, California.

B. On or about February 25, 2003, KEIC filed a first amended complaint in the Orange County Superior Court, styled as “KEIC vs. Korea Data Systems (USA), Inc., et al.,” Case No. 02CC06589 (“the Orange County Action”) whereby KEIC asserted causes of action against Center Bank for alleged negligence and negligent misrepresentation arising out of Center Bank’s handling of bill of exchange collection transactions for ten separate Korean banks insured by KEIC. The Orange County action was filed by KEIC as a subrogation action for the recovery of losses sustained by the Korean banks following KEIC’s payment of insurance claims made by the Korean banks.

C. The Orange County action was filed by KEIC relating to insured losses of approximately $63 million relating to 167 bills of exchange issued by Korea Data Systems Co., Ltd., a Korean corporation (KDS-Korea). These 167 bills of exchange variously listed as drawees five different California companies that purportedly were purchasing computer monitors from KDS-Korea.

D. The Orange County Action was filed by KEIC against five defendants, including Korea Data Systems (USA), Inc. (KDS-USA); Center Bank; Arsys Innotech Corporation (Arsys); Princeton Graphic Systems (Princeton); and Waffer International Corporation (Waffer).

E. KEIC has pending claims against KDS-USA in the Orange County action for (1) approximately $7.5 million owed by KDS-USA on 17 bills of exchange accepted under its own name, and (2) approximately $56 million for fraudulent concealment relating to its conduct with respect to the processing for collection of the remaining 150 bills of exchange for which the drawees were Arsys, Princeton, Waffer and Memtek Products, Inc. (Memtek), respectively.

F. KEIC has a pending claim against Arsys for approximately $10.4 million in the Orange County Action for payment owed on 28 bills of exchange.

G. KEIC previously asserted claims against Princeton and Waffer in the Orange County Action but those claims have become moot due to the prior filing of bankruptcy petitions by those entities.

H. The Orange County Action has given rise to various pending cross-complaints, and Center Bank is either a cross-complainant or a cross-defendant in various of those cross-actions. KEIC is not a party to any of the cross-complaints.

I. On or about December 28, 2005, KEIC also filed an action against Center Bank, KDS-USA and Arsys in the United States District Court, Central District of California, Southern Division, styled as “Korea Export Insurance Corporation v. Center Bank, et al.,” USDC Case No. SACV05-1270 AHS (ANx) (“the Federal Action”). The Federal Action was filed as a duplicative lawsuit to the Orange County action as a result of jurisdictional issues raised with respect to the Orange County Action. In December 2006, the California Court of Appeal issued a decision declaring that the Orange County Superior Court had jurisdiction over the KEIC claims against Center Bank. Accordingly, on February 5, 2007 the Federal Action was stayed. The stay order is currently in effect.

J. The purpose of this Settlement Agreement is to resolve once and for all time the claims that KEIC has asserted against Center Bank in the Orange County Action and the Federal Action. Pursuant to this Settlement Agreement, KEIC is making an assignment to Center Bank of its pending claims against KDS-USA and Arsys, and it is therefore contemplated that Center Bank will continue to pursue those assigned claims and that it also may be engaged in ongoing litigation with respect to one or more cross-complaints in the Orange County Action and the Federal Action.

II. CONSIDERATION

Pursuant to and in furtherance of this Settlement Agreement, KEIC and Center Bank mutually promise to provide consideration to each other as follows:

A.	The following consideration shall be provided to KEIC by Center Bank:

Payment of cash and stock having a total value of $10.5 million pursuant to the following requirements:

1.	Total cash consideration shall be $6.5 million.

2.	Payment in stocks shall be made by shares of common stock of CFC having a value of $4.0 million.

B.	Center Bank’s $6.5 million cash payment shall be made as follows:

1.	The sum of $2 million shall be paid to KEIC within 10 days of the date of signing this Settlement Agreement;

2.	An additional sum of $1 million shall be paid to KEIC no later than one year following the due date of the initial payment described in B.1 above;

3.	A second additional sum of $1 million shall be paid to KEIC no later than two years following the due date of the initial payment described in paragraph B.1 above;

4.	A final cash installment payment of $2.5 million shall be paid to KEIC no later than three years following the due date of the initial payment described in paragraph B.1, provided, however, that Center Bank may defer making this last $2.5 million cash payment, or some portion of it, for up to a maximum period of an additional two years during which time the said payment obligation of Center Bank on such unpaid balance shall bear interest as specified below.

5.	The interest to be paid by Center Bank to KEIC upon Center Bank’s election to defer payment of the cash installment of $2.5 million, or some portion thereof, pursuant to paragraph II(B)(4) above, shall be a simple per annum interest rate calculated as one half of the sum of Center Bank’s one year term certificate of deposit interest rate and KEIC’s fund yield rate, as disclosed on KEIC’s internet homepage, for the prior ending fiscal year.

6.	All cash payments by Center Bank shall be in U. S. Dollars. If any payment is remitted in Korean Won, the exchange rate for conversion of U.S. Dollars to Korean Won will be the market average rate in the Korean currency market on the date prior to the date that Center Bank remits its payment to KEIC. Cash payments by Center Bank in US Dollars should be made to KEIC’s account at Kookmin Bank, account number 001568-03-100696, bank cord CZNBKRSE, or such other bank account as directed by KEIC. Payments in Korean Won should be made to KEIC’s account at Kookmin Bank, account number 344-04-0001-541, or such other bank account as directed by KEIC.

C.	Center Bank’s Common Stock Payment

1.	Within fifteen days after the date of signing this Settlement Agreement, Center Bank shall deliver to KEIC shares of CFC common stock having a value of $4 million (the “Shares”). The Shares will be issued by CFC pursuant to a private placement of securities and will not be registered under the Securities Act of 1933, as amended (the “Act”). The Shares will be restricted securities under the federal securities laws inasmuch as they are being issued by CFC in a transaction not involving a public offering and under such laws and applicable regulations such securities may be resold without registration under the Act, only in limited circumstances. In this connection, KEIC represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

2.

The price of the Shares delivered to KEIC pursuant to this Settlement Agreement shall be the average closing price of CFC’s common stock over the last thirty calendar days from July 3rd, 2008 to August 1st, 2008, which is $9.63.

3.	With respect to the Shares provided to KEIC pursuant to this Settlement Agreement, KEIC shall not transfer any of the Shares for a period of one year following issuance of the Shares by CFC. This one year holding period for the Shares includes the six month holding period under SEC Rule 144 in connection with the resale of restricted stock of a reporting issuer by a non-affiliate.

4.	KEIC shall exercise in good faith the voting rights represented by KEIC’s stock ownership in accordance with the voting recommendations of the Board of Directors of CFC. This voting agreement will be in effect for a one year period after the Shares are issued to KEIC. The voting agreement will not apply to subsequent holders who acquire the Shares from KEIC pursuant to the terms of this Agreement.

5.	Center Bank agrees that it will promptly provide an opinion of counsel for resales made by KEIC of the Shares pursuant to Rule 144.

6.	If KEIC conducts a block sale of more than 50,000 Shares within any 30 day period to a third party that is not a sale in the public stock market (subject to compliance with all federal and state securities laws), KEIC must provide advance notice of the sale(s) to Center Bank. Such third party sale(s) must be set forth in written agreements with the price(s) pre-settled before the transaction date. The notice to Center Bank must include relevant information about the sale(s) such as the proposed date of the sale(s), the identity of the buyer(s), the number of Shares to be sold, and the price(s). Notwithstanding the above, if any of the written agreements with the third party purchaser(s) require confidentiality regarding the terms of the sale, KEIC shall not be required to provide notice of the sale or any of its terms to Center Bank.

D.	KEIC shall provide consideration to Center Bank for this Settlement Agreement as follows:

1.	Forthwith upon execution of this Settlement Agreement KEIC shall dismiss with prejudice its First Amended Complaint on file in the Orange County Action as against Center Bank only.

2.	KEIC shall enter into a separate stipulation and agreement with Center Bank to request a dismissal with prejudice, as to Center Bank only, in the Federal Action described in paragraph I(I) above, with both parties bearing their own respective costs and attorneys’ fees incurred therein.

3.	KEIC shall, and does hereby, assign to Center Bank all of its known and unknown rights and claims as against KDS-USA and Arsys, including those rights and claims that have been or could have been asserted in the Orange County Action or in the Federal Action described herein, including all rights as against any affiliated or non-affiliated person or entity who may be liable for the conduct of KDS-USA and/or Arsys, respectively, as to the assigned claims. In furtherance of this assignment, KEIC shall execute a separate notice of assignment, as reasonably necessary and appropriate, to allow Center Bank to pursue the assigned claims.

4.	With respect to the assigned claims described in paragraph II(D)(3) above, KEIC shall cooperate with Center Bank by producing witnesses and documents in response to litigation discovery requests and as otherwise reasonably requested by Center Bank to prosecute the claims in a trial or other proceeding, such as an arbitration hearing or mediation. KEIC shall also provide documents and witnesses, as reasonably requested by Center Bank, in response to requests for evidence by Center Bank in connection with Center Bank’s ongoing litigation relating to the cross-complaints in the Orange County Action, including with respect to the cross-complaints involving the Korean negotiating banks. It is expressly agreed and understood that KEIC’s duty of cooperation as set forth in this paragraph is conditioned upon Center Bank’s tender to KEIC of payment for all actual expenses as reasonably may be incurred and/or are to be incurred by KEIC in providing such cooperation.

5.	With respect to the assigned claims described in paragraph II(D)(3) above, KEIC makes no representation or warranty whatsoever as to the viability and/or enforceability of said claims, and in this respect, Center Bank assumes for itself all such risks as may be associated therewith in pursuing said assigned claims.

6.	Center Bank may continue to prosecute the Orange County Action and/or the Federal Action in the name of KEIC, at its discretion. It is expressly agreed and understood, however, that Center Bank is solely responsible for all further costs and attorneys’ fees incurred by Center Bank with respect to the prosecution of said assigned claims immediately upon the execution of this Settlement Agreement, and it is further expressly agreed and understood that immediately upon the signing of this Settlement Agreement Center Bank shall be solely responsible to retain, appoint and compensate its own attorneys to prosecute the assigned claims.

III. RELEASE BY KEIC

A.	In consideration of all promises and agreements recited herein, KEIC does hereby release, acquit and forever discharge Center Bank and its attorneys, agents, employees, directors, personal representatives, successors or predecessors-in-interest, of and from any and all actions, claims, demands, costs, expenses and compensation, on account of, or in any way growing out of, any economic damage or financial loss or damage, including any and all tangible and non-tangible damage whatsoever, relating to or resulting from or by reason of the conduct of said releasees and each of them occurring at any time prior hereto, the facts of which, in whole or in part, are alleged in the Orange County Action and in the Federal Action described above.

B.	It is understood and acknowledged that the claims of KEIC as are hereby being released are derivative of the claims of ten Korean negotiating banks from whom KEIC has acquired its right to assert the above-mentioned claims by virtue of express assignment and/or equitable subrogation rights. It is further understood and acknowledged that the said ten Korean negotiating banks, namely, Korea Exchange Bank; Hana Bank; Citibank Korea, successor-in-interest and/or formerly known as KorAm Bank; Industrial Bank of Korea; Kookmin Bank, on its own behalf and as successor-in-interest by merger to H&CB Bank; SC First Bank, successor-in-interest and/or formerly known as Korea First Bank; Pusan Bank; Shinhan Bank; and Daegu Bank; are parties to the Orange County Action and the Federal Action by virtue of cross-complaints and cross-actions asserted therein whereby the said ten Korean negotiating banks and/or one or more of them, on the one hand, and Center Bank, on the other hand, are in an adversarial relationship whereby all of said parties are asserting claims in the said litigation, including for damages and/or recovery of litigation costs and expenses. In connection therewith, it is expressly agreed and understood that this release by KEIC of Center Bank is not intended to and does not extend to or in any way apply to any claim by any of the ten Korean negotiating banks identified in this paragraph as asserted by said banks in the Orange County Action and/or the Federal Action.

C.	With respect to the release set forth in paragraph III(A) above, KEIC acknowledges and agrees that it is waiving all rights under Section 1542 of the California Civil Code, which provides as follows:

“CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE – A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected his settlement with debtor.”

IV. OTHER TERMS AND CONDITIONS

A.	KEIC and Center Bank agree to use good faith efforts to develop a mutually beneficial business relationship and to cooperate, as opportunities provide, in developing future business opportunities.

B.	The parties hereto understand and agree that this is a release and settlement of disputed claims and that no admission of liability is made by any party by virtue of entering into this Settlement Agreement, and that, in fact, any and all such liability is expressly repudiated and denied.

C.	Except as otherwise potentially may be required of Center Bank pursuant to paragraph II(D)(4) above (with respect to payment to KEIC of reasonable expenses relating to its providing of cooperation to Center Bank in connection with assigned claims), the parties agree, as between themselves only, to each bear all of their own expenses and attorneys’ fees incurred in connection with the Orange County Action and the Federal Action.

D.	KEIC represents and warrants that it has neither assigned or transferred nor purported to assign or transfer to any other party any of the rights which are being assigned and transferred to Center Bank pursuant to this Settlement Agreement.

E.	The undersigned parties to this Settlement Agreement each represents that it has the right, power, legal capacity and authority to enter into and perform the obligations under this Settlement Agreement and to bind its successors, administrators and assigns. Each party has been represented in negotiations for and in preparation of this Settlement Agreement by legal counsel of its own choosing, has had this Settlement Agreement fully explained by such counsel, and is fully aware of the contents of this Settlement Agreement and the legal effect thereof.

F.	This Settlement Agreement contains the entire understanding of the parties and it is understood and agreed that there are no representations, covenants or undertakings other than those expressly set forth herein. Each party acknowledges that no other party or representative of any other party has made any promise, representation or warranty whatsoever, except as set forth herein, to induce any such party to execute this Settlement Agreement, and each party acknowledges that it has not executed this Settlement Agreement in reliance on any such promise, representation, or warranty not specifically contained herein.

G.	This Settlement Agreement applies to and is binding upon all successors-in-interest to each respective party, including all executors, receivers, trustors, trustees, beneficiaries, assignees, partners, partnerships, parent, subsidiary, affiliated and related entities, officers, directors, principals, agents, employees, servants, representatives, and all persons, firms, associations and/or corporations connected with them, including, without limitation, their insurers, sureties and attorneys.

H.	This Settlement Agreement shall in all respects be interpreted, enforced and governed by laws of the State of California. Any claim for breach of this Settlement Agreement or to otherwise seek enforcement of its provisions shall be subject to the jurisdiction of, and venue in, the state and/or federal courts located in the State of California.

I.	In the event that any one or more of the provisions of this Settlement Agreement shall be held invalid, illegal, or unenforceable, then each such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Settlement Agreement shall be construed by disregarding the invalid, illegal, or unenforceable provision or provisions.

J.	In any action brought to enforce the terms and provisions of this Settlement Agreement, the prevailing party shall be entitled to recover from the other party all of its attorneys’ fees and expenses reasonably incurred in the prosecution and/or defense of any such action.

K.	Each party agrees to execute and deliver such other documents and instruments and to take such further action as reasonably may be necessary to fully carry out the intent and purposes of this Settlement Agreement.

L.	This Settlement Agreement is a product of negotiation and preparation by and between the parties and their respective attorneys. This Settlement Agreement shall not be deemed to have been prepared or drafted by one party or another, or its attorneys, and shall be construed accordingly.

M.	This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original and both of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereby enter into and execute this Settlement Agreement effective as of the date first written above.

DATED: 8/6/08		KOREA EXPORT INSURANCE CORPPORATION

	By:	/s/ WOO-SEOK LEE
WOO-SEOK LEE
EXECUTIVE DIRECTOR

DATED: 8/6/08		CENTER BANK

	By:	/s/ JAE WHAN YOO
JAE WHAN YOO
PRESIDENT & CHIEF EXECUTIVE OFFICER

APPROVED AS TO FORM AND CONTENT:

DATED: 8/6/08		LEE, HONG, DEGERMAN, KANG & SCHMADEKA

	By:	/s/ SIMON HONG
SIMON HONG

DATED: 8/6/08		BRYAN CAVE LLP

	By:	/s/ ERIC D. OLSON
ERIC D. OLSON